EXHIBIT 5.1

                             RICHARDSON & PATEL LLP
                            10900 Wilshire Boulevard
                                    Suite 500
                          Los Angeles, California 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                                 April 12, 2005

Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614

Re: Registration on Form S-3
Ladies and Gentlemen:

We have acted as counsel to Composite Technology Corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-3 of 25,268,761 shares of the Company's common stock, par value $0.001 (the "Shares"), 270,000 of which are issued, 6,277,538 of which may be issued to certain selling security holders upon the exercise of certain warrants (the "Warrant Shares") and up to 18,721,223 indeterminate number of shares of common stock, $0.001 par value, of the Company, as may be required for issuance upon conversion of the debentures (the "Conversion Shares"). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued are legally issued, fully paid, and nonassessable. We are of the further opinion that the Warrant Shares and Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the applicable debentures or warrants in accordance with their terms, will be legally issued, fully paid and nonassessable.

This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement and the prospectus included therein. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

Very truly yours,

                             RICHARDSON & PATEL LLP

                         /s/ Richardson & Patel LLP